China Organic Issues 2007 Revenue and Earnings Guidance

Company Forecasts Record Revenues of Approximately $16 Million with Earnings of $6 Million, an 80% Revenue Increase Over Comparable Annual Period

Jilin, China - China Organic Agriculture, Inc. (OTCBB: CNOA - News), a growth-driven agricultural and products company leading China's organic foods revolution, has released revenue and earning guidance for calendar year 2007. The forecast released today projects record-setting revenues of approximately $16 million, representing an 80% increase over the $9 million for the comparable period of 2006. The Company, which reports on a calendar basis, also projects net income in excess of $6 million, representing an approximate 70% increase over the $3.43 million reported for 2006.

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The Company is firmly committed to expanding operations and increasing earnings and has already set in motion several initiatives to expand capacity and extend its reach into other fast-growing economies in Asia. The Company has posted approximately 100% growth for the trailing four years.

"China Organic continues to experience significant quarterly and annual growth," said Jian Lin, Chief Executive Officer of China Organic Agriculture. "We have expanded our core operations, adopted new technologies and improved business practices to substantially increase capacity as a means to accommodate escalating consumer demand.

China Organic's projected revenues reflect the Company's high-growth business model that continues to drive China's "Organic Foods Revolution" with a government-supported 40% share of all organic rice products sold. China Organic has set forth a solid, high-growth business model to continue making a significant impact in the growing market for organic foods, which has grown to $13 billion, equal to the U.S. market for organic foods.

The forecasted growth reflects the continued market penetration of China Organic Agriculture's ErMaPao organic rice products. Consumer awareness of ErMaPao has increased by significantly over the past 12-months, which helped raise sales by 28%. The Company's production capacity reached a 92% utilization rate compared to 80% for the previous year.

Mr. Lin continued, "China Organic is committed to significant growth organically and through strategic acquisitions, both vertical and horizontal, which will support our high-growth business strategy capitalizing on the increasing consumer demand for organic foods in the Chinese market. To that end, we are actively engaged in the identification, analysis and potential acquisition of a number of companies whose businesses are strategically appropriate for China Organic."

"While there are no assurances, our publicly stated objective is to achieve a minimum of $100 million in annual revenues over the next twenty-four months with attendant earnings, facilitated by an experienced management team and a well-strategized acquisition program, coupled with substantial internal growth," Mr. Lin concluded.

In the first quarter of 2007, the Company reported revenues of $4.1 million, up 30 percent from the same period 2006. Gross margins increased to 43.9% with earnings of $1.72 million, or 42% of sales. In 2006 return on assets (ROA) was 59% while return on equity (ROE) was 73%. For 2006, the Company reported revenues of $9 million and earnings of $3.43 million.

About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China commanding a 40 percent market share. COA controls all aspects of the process from seeds to planting and processing, R&D and sales. The proprietary processing factory is 20,000 square meters and has an annual production capacity of 30,000 tons. The Company also has an extensive sales network, located in the major cities in China.

COA, which follows GAAP accounting principles and is fully SEC compliant, has experienced significant growth since its inception in 2002, and has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of COA's products results in the ability to command and receive prices 40% higher than comparables. In the first quarter of 2007 (as of March 31st) the company posted $4.1 million in revenue, up 30 percent from the same period 2006. Gross profit margins grew to 43.9% yielding net income of $1.72 million or 42% of sales.

China Organic has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

China Organics has the business plan, the depth of management and the capital to realize its mandated goal of becoming the leading organic agriculture company within this explosive sector in China as well as globally within the next five years.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

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To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world. Forward-Looking Statements Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact

China Organic Agriculture
Steve Wan, 310.441.9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com